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Exhibit 23.2

CONSENT OF MILLER RAY & HOUSER LLP,
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and to the use of our report on the financial statements of Tri-S Security Corporation dated November 19, 2004 (i) in the Registration Statement on Form S-1 (No. 333-119737) and related Prospectus of Tri-S Security Corporation for the registration of its units and (ii) in any registration statement of Tri-S Security Corporation related to the same offering filed pursuant to Rule 462(b) of the Securities Act of 1933 as amended.

Atlanta, Georgia
February 4, 2005

/s/ Miller Ray & Houser LLP

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CONSENT OF MILLER RAY & HOUSER LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM